Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Tom Smith
Investor Relations
Tel: 612 303-6336

F O R    I M M E D I A T E    R E L E A S E

Piper Jaffray Companies Announces
2013 Second Quarter Results

MINNEAPOLIS – July 17, 2013 – Piper Jaffray Companies (NYSE: PJC) today announced that for the quarter ended June 30, 2013, net income from continuing operations was $4.4 million, or $0.25 per diluted common share. These results compared to net income from continuing operations of $10.8 million, or $0.58 per diluted common share, in the year-ago period. The year-ago results included a $7.1 million, or $0.35 per diluted common share, tax benefit resulting from the resolution of a state income tax matter and a $2.2 million after-tax, or $0.12 per diluted common share, restructuring charge for severance and occupancy-related charges. In the first quarter of 2013, net income from continuing operations was $10.7 million, or $0.60 per diluted common share.

For the second quarter of 2013, net revenues from continuing operations were $99.8 million, compared to $103.1 million in the year-ago period and $109.5 million in the first quarter of 2013.

For the quarter ended June 30, 2013, net income, including continuing and discontinued operations, was $2.5 million, or $0.15 per diluted common share, compared to net income of $6.9 million, or $0.37 per diluted common share, in the year-ago period, and $10.1 million, or $0.57 per diluted common share, in the first quarter of 2013. Discontinued operations includes the operating results of our Hong Kong capital markets business, which we have shut down, and FAMCO, a division of our asset management segment. On April 30, 2013, the firm completed the sale of FAMCO under a previously announced definitive agreement.

“We experienced extremely challenging conditions in the fixed income markets this quarter which adversely impacted our Fixed Income Brokerage business and our results for the quarter.  Outside of that business, most of our businesses performed well this quarter led by Asset Management and capital raising in Public Finance and Equities” said Andrew S. Duff, chairman and chief executive officer.  “We made significant strategic progress during the quarter with our acquisitions of Seattle Northwest in public finance, and Edgeview Partners in M&A,  both of which closed in the past week.”

Second Quarter Results from Continuing Operations

Consolidated Expenses
For the second quarter of 2013, compensation and benefits expenses were $65.0 million, up 4% compared to the second quarter of 2012, and down 2% compared to the first quarter of 2013.

For the second quarter of 2013, compensation and benefits expenses were 65.1% of net revenues, compared to 60.7% and 60.4% for the second quarter of 2012 and the first quarter of 2013, respectively. The higher compensation ratio was driven by a change in our business mix, primarily related to trading losses and the impact of fixed components of compensation costs on a reduced revenue base.

Non-compensation expenses were $31.4 million for the second quarter of 2013, compared to $34.8 million in the year-ago period and $25.3 million in the first quarter of 2013. Non-compensation expenses decreased compared to the year-ago period due to restructuring-related expenses incurred in the second quarter of 2012, and increased compared to the sequential quarter due to the receipt of insurance proceeds for the reimbursement of prior legal settlements in the first quarter of 2013.

Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments. The operating results of our Hong Kong capital markets business, and FAMCO, a division of our asset management segment, are presented as discontinued operations for all periods presented.

Capital Markets
For the quarter, Capital Markets generated a pre-tax operating loss of $2.1 million, compared to pre-tax operating income of $1.8 million and $12.8 million in the second quarter of 2012 and the first quarter of 2013, respectively.

Net revenues were $81.8 million, down 7% and 10% compared to the year-ago period and the first quarter of 2013, respectively.

•
Equity financing revenues of $21.8 million increased 66% and 52% compared to the second quarter of 2012 and the first quarter of 2013, respectively. Revenues were up compared to both periods due to more completed transactions and higher revenue per transaction.

•
Fixed income financing revenues of $22.1 million were essentially flat compared to the year-ago period and increased 30% compared to first quarter of 2013. Revenues were favorable compared to the first quarter of 2013 due to more completed transactions.

•
Advisory services revenues were $9.4 million, down 36% compared to the second quarter of 2012 due to fewer completed transactions. Advisory services revenues decreased 2% compared to first quarter of 2013.

•
Equity institutional brokerage revenues of $21.4 million were up 28% compared to the second quarter of 2012 due to an increase in client trading volumes. Revenues increased 3% compared with the first quarter of 2013.

•
Fixed income institutional brokerage revenues were $5.0 million, down 76% and 82% compared to the second quarter of 2012 and the first quarter of 2013, respectively. Revenues were down compared to both periods due to trading losses on inventory positions in the second quarter of 2013. Strategic trading results while lower from previous quarters had positive net revenues. The fixed income market experienced a rapid increase in interest rates, a widening of credit spreads, and a volatile trading environment. These market dynamics negatively impacted our inventory values which were not fully mitigated by our hedging strategies.

•
Operating expenses for the second quarter were $83.9 million, down 2% compared to the prior year quarter. Compared to the first quarter of 2013, operating expenses increased 7% due to higher non-compensation expenses. Non-compensation expenses increased compared to the sequential quarter due to the receipt of insurance proceeds for the reimbursement of prior legal settlements in the first quarter of 2013.

•
Segment pre-tax operating margin was a negative 2.6% compared to 2.0% in the year-ago period and 14.0% in the first quarter of 2013. Pre-tax operating margin in the current quarter was lower compared to both periods due to lower net revenues and the increase in the compensation ratio driven by the change in the revenue mix, primarily related to trading losses.

Asset Management
For the quarter ended June 30, 2013, asset management generated pre-tax operating income of $5.5 million, up 41% compared to the second quarter of 2012 and in line with the first quarter of 2013.

Net revenues were $18.0 million, up 16% compared to the year-ago period and down slightly compared with the first quarter of 2013. Increased revenues compared to the year-ago period were driven by higher management fees from increased assets under management (AUM) due to market appreciation.

•
Operating expenses for the current quarter were $12.5 million, up 7% compared to the year-ago period and down 3% compared with the first quarter of 2013. Segment pre-tax operating margin was 30.4%, compared to 25.0% in the year-ago period and 29.6% in the first quarter of 2013. Segment pre-tax margin improved relative to the year ago period due to higher revenues.

•	Assets under management were $10.2 billion in the second quarter of 2013, compared to $8.5 billion in the year-ago period and $10.2 billion the first quarter of 2013.

Other Matters
In the second quarter of 2013, the firm repurchased $25.7 million, or 797,673 shares, of its common stock at an average price of $32.23 per share. The firm has $69.7 million remaining on its share repurchase authorization, which expires on September 30, 2014.

Second Quarter Results from Discontinued Operations

Discontinued operations includes the operating results of our Hong Kong capital markets business, which we shut down, and FAMCO, a division of our asset management segment. On April 30, 2013, the firm completed the sale of FAMCO.

For the quarter ended June 30, 2013, the net loss from discontinued operations was $1.9 million, or $0.11 per diluted common share. The net loss was principally driven by expense from contractual obligations related to the sale of FAMCO. The net loss from discontinued operations was $3.9 million, or $0.21 per diluted common share, in the year-ago period and $0.5 million, or $0.03 per diluted common share, in the first quarter of 2013.

Additional Shareholder Information*

	For the Quarter Ended:
	June 30, 2013	Mar. 31, 2013	June 30, 2012
Number of employees	939	911	892
Equity financings
# of transactions	22	17	15
Capital raised	$5.0 billion	$6.2 billion	$1.6 billion**
Tax-exempt issuance
# of transactions	185	152	164
Par value	$3.5 billion	$2.5 billion	$2.6 billion
Mergers & acquisitions
# of transactions	4	3	7
Aggregate deal value	$0.2 billion	$0.5 billion	$2.1 billion
Asset Management
AUM	$10.2 billion	$10.2 billion	$8.5 billion
Common shareholders’ equity	$729.9 million	$752.4 million	$703.4 million
Annualized quarterly return on common shareholders’ equity***	1.3%	5.5%	3.8%
Book value per share:	$47.83	$47.02	$46.27
Tangible book value per share(1):	$32.44	$32.10	$29.84
*Number of employees, transaction data, and AUM reflect continuing operations; other numbers reflect continuing and discontinued results.
**Due to size, Facebook IPO capital has been excluded.
***Annualized return on average common shareholders' equity is computed by dividing annualized net income by average monthly common shareholders' equity.

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results Wed., July 17 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after July 17 at the firm's Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810- 0209 or (706)902-1361 (international) and referencing reservation #92053549. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 11 a.m. ET July 17 at the same Web address or by calling (855)859-2056 and referencing reservation #92053549.

About Piper Jaffray
Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including the interest rate environment), financial results for fixed income institutional brokerage (including inventory valuations, strategic trading results, and hedging activities), the environment and prospects for capital markets and corporate advisory transactions, the expected benefits of our acquisitions of Seattle-Northwest Securities Corporation and Edgeview Partners, L.P. (including restructuring costs, non-compensation expenses and earnings per share), anticipated financial results generally (including expectations regarding our compensation ratio, revenue levels, operating margins, earnings per share, and return on equity), current deal pipelines (or backlogs), our strategic priorities (including growth in public finance, asset management, and corporate advisory), or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) further interest rate volatility, especially if the changes continue to be rapid or severe, could continue to negatively impact our fixed income institutional business, (3) strategic trading activities comprise a meaningful portion of our fixed income institutional brokerage revenue, and results from these activities may be volatile and vary significantly, including the possibility of incurring losses, on a quarterly and annual basis, (4) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (5) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (6) the expected benefits of the Seattle-Northwest and Edgeview transactions, including earnings accretion, may take longer than anticipated to achieve and may not be achieved in their entirety or at all, (7) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (8) our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results, and (9) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2013 Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	June 30,	Mar. 31,	June 30,	2Q '13	2Q '13	June 30,	June 30,	Percent
(Amounts in thousands, except per share data)	2013	2013	2012	vs. 1Q '13	vs. 2Q '12	2013	2012	Inc/(Dec)
Revenues:
Investment banking	$52,846	$40,362	$49,368	30.9%	7.0%	$93,208	$97,453	(4.4)%
Institutional brokerage	20,560	43,260	31,207	(52.5)	(34.1)	63,820	75,287	(15.2)
Asset management	18,031	18,211	16,030	(1.0)	12.5	36,242	32,563	11.3
Interest	14,360	13,363	12,139	7.5	18.3	27,723	23,285	19.1
Other income	3,310	2,953	979	12.1	238.1	6,263	1,007	521.9
Total revenues	109,107	118,149	109,723	(7.7)	(0.6)	227,256	229,595	(1.0)

Interest expense	9,335	8,616	6,625	8.3	40.9	17,951	13,059	37.5

Net revenues	99,772	109,533	103,098	(8.9)	(3.2)	209,305	216,536	(3.3)

Non-interest expenses:
Compensation and benefits	65,000	66,105	62,601	(1.7)	3.8	131,105	131,397	(0.2)
Occupancy and equipment	6,543	5,817	6,752	12.5	(3.1)	12,360	13,614	(9.2)
Communications	5,030	5,232	4,939	(3.9)	1.8	10,262	10,836	(5.3)
Floor brokerage and clearance	2,247	2,150	2,002	4.5	12.2	4,397	4,109	7.0
Marketing and business development	5,957	4,980	5,845	19.6	1.9	10,937	10,723	2.0
Outside services	8,449	7,214	7,225	17.1	16.9	15,663	13,063	19.9
Restructuring-related expense	—	—	3,642	N/M	N/M	—	3,642	N/M
Intangible asset amortization expense	1,661	1,661	1,736	—	(4.3)	3,322	3,472	(4.3)
Other operating expenses	1,552	(1,794)	2,701	N/M	(42.5)	(242)	4,803	N/M
Total non-interest expenses	96,439	91,365	97,443	5.6	(1.0)	187,804	195,659	(4.0)

Income from continuing operations before income tax expense/(benefit)	3,333	18,168	5,655	(81.7)	(41.1)	21,501	20,877	3.0

Income tax expense/(benefit)	1,644	5,600	(5,699)	(70.6)	N/M	7,244	1,854	290.7

Income from continuing operations	1,689	12,568	11,354	(86.6)	(85.1)	14,257	19,023	(25.1)

Discontinued operations:
Loss from discontinued operations, net of tax	(1,871)	(521)	(3,934)	259.1	(52.4)	(2,392)	(7,237)	(66.9)

Net income/(loss)	(182)	12,047	7,420	N/M	N/M	11,865	11,786	0.7

Net income/(loss) applicable to noncontrolling interests	(2,670)	1,901	569	N/M	N/M	(769)	2,006	N/M

Net income applicable to Piper Jaffray Companies (1)	$2,488	$10,146	$6,851	(75.5)%	(63.7)%	$12,634	$9,780	29.2%

Net income applicable to Piper Jaffray Companies’ common shareholders (1)	$2,266	$8,966	$5,890	(74.7)%	(61.5)%	$11,333	$8,344	35.8%

Amounts applicable to Piper Jaffray Companies
Net income from continuing operations	$4,359	$10,667	$10,785	(59.1)%	(59.6)%	$15,026	$17,017	(11.7)%
Net loss from discontinued operations	(1,871)	(521)	(3,934)	259.1	(52.4)	(2,392)	(7,237)	(66.9)
Net income applicable to Piper Jaffray Companies	$2,488	$10,146	$6,851	(75.5)%	(63.7)%	$12,634	$9,780	29.2%

Earnings/(loss) per basic common share
Income from continuing operations	$0.25	$0.60	$0.58	(58.3)%	(56.9)%	$0.86	$0.91	(5.5)%
Loss from discontinued operations	(0.11)	(0.03)	(0.21)	266.7	(47.6)	(0.14)	(0.39)	(64.1)
Earnings per basic common share	$0.15	$0.58	$0.37	(74.1)%	(59.5)%	$0.73	$0.52	40.4%

Earnings/(loss) per diluted common share
Income from continuing operations	$0.25	$0.60	$0.58	(58.3)%	(56.9)%	$0.86	$0.91	(5.5)%
Loss from discontinued operations	(0.11)	(0.03)	(0.21)	266.7	(47.6)	(0.14)	(0.39)	(64.1)
Earnings per diluted common share	$0.15	$0.57	$0.37	(73.7)%	(59.5)%	$0.73	$0.52	40.4%

Weighted average number of common shares outstanding
Basic	15,621	15,582	15,932	0.3%	(2.0)%	15,602	16,002	(2.5)%
Diluted	15,626	15,610	15,932	0.1%	(1.9)%	15,619	16,002	(2.4)%

(1)
Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data from Continuing Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	June 30,	Mar. 31,	June 30,	2Q '13	2Q '13	June 30,	June 30,	Percent
(Dollars in thousands)	2013	2013	2012	vs. 1Q '13	vs. 2Q '12	2013	2012	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$21,772	$14,303	$13,132	52.2%	65.8%	$36,075	$36,360	(0.8)%
Debt	22,131	17,032	22,256	29.9	(0.6)	39,163	37,025	5.8
Advisory services	9,409	9,556	14,631	(1.5)	(35.7)	18,965	25,353	(25.2)
Total investment banking	53,312	40,891	50,019	30.4	6.6	94,203	98,738	(4.6)

Institutional sales and trading
Equities	21,392	20,735	16,682	3.2	28.2	42,127	37,662	11.9
Fixed income	4,959	28,043	20,620	(82.3)	(76.0)	33,002	49,083	(32.8)
Total institutional sales and trading	26,351	48,778	37,302	(46.0)	(29.4)	75,129	86,745	(13.4)

Other income/(loss)	2,146	1,540	265	39.4	709.8	3,686	(1,102)	N/M

Net revenues	81,809	91,209	87,586	(10.3)	(6.6)	173,018	184,381	(6.2)

Operating expenses	83,937	78,458	85,803	7.0%	(2.2)%	162,395	171,858	(5.5)

Segment pre-tax operating income/(loss)	$(2,128)	$12,751	$1,783	N/M	N/M	$10,623	$12,523	(15.2)%

Segment pre-tax operating margin	(2.6)%	14.0%	2.0%			6.1%	6.8%

Asset Management
Management and performance fees
Management fees	$17,567	$17,098	$15,564	2.7%	12.9%	$34,665	$31,413	10.4%
Performance fees	305	351	218	(13.1)	39.9	656	642	2.2
Total management and performance fees	17,872	17,449	15,782	2.4	13.2	35,321	32,055	10.2

Other income/(loss)	91	875	(270)	(89.6)	N/M	966	100	866.0

Net revenues	17,963	18,324	15,512	(2.0)	15.8	36,287	32,155	12.9

Operating expenses	12,502	12,907	11,640	(3.1)	7.4	25,409	23,801	6.8

Segment pre-tax operating income	$5,461	$5,417	$3,872	0.8%	41.0%	$10,878	$8,354	30.2%

Segment pre-tax operating margin	30.4%	29.6%	25.0%			30.0%	26.0%

Total
Net revenues	$99,772	$109,533	$103,098	(8.9)%	(3.2)%	$209,305	$216,536	(3.3)%

Operating expenses	96,439	91,365	97,443	5.6	(1.0)	187,804	195,659	(4.0)

Pre-tax operating income	$3,333	$18,168	$5,655	(81.7)%	(41.1)%	$21,501	$20,877	3.0%

Pre-tax operating margin	3.3%	16.6%	5.5%			10.3%	9.6%
N/M — Not meaningful
Segment pre-tax operating income/(loss) and segment pre-tax operation margin exclude the results of discontinued operations.

FOOTNOTES

(1)	Tangible common shareholders’ equity

Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Amounts in thousands)	June 30, 2013	Mar. 31, 2013	June 30, 2012
Common shareholders’ equity	$729,880	$752,434	$703,385
Deduct: goodwill and identifiable intangible assets	234,780	238,819	249,822

Tangible common shareholders’ equity	$495,100	$513,615	$453,563